EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record June Sales of $128.2 Million, an Increase of 5.3%

Warrendale, PA, July 9, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the five-week period ended July 5, 2003 increased 5.3% to $128.2 million, compared to $121.7 million for the five-week period ended July 6, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 5.3% for the June period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 5.7% for the month of June.

Total sales for the period include $7.7 million from the Bluenotes/Thriftys operation, the same as the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 10.8% in June.

Total sales for the twenty-two week period ended July 5, 2003 increased 6.4% to $517.7 million, compared to $486.7 million for the twenty-two week period ended July 6, 2002. Comparable store sales for the American Eagle Outfitters stores declined 4.4% for the twenty-two week period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 5.1% for the period compared to the corresponding period ended July 6, 2002.

Total sales for the twenty-two week period include $29.0 million from the Bluenotes/Thriftys operation, compared to $30.6 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 13.1% for the period compared to the corresponding period last year.

Regarding second quarter earnings, the Company expects earnings per share to be in the range of $0.10 to $0.12, which is based on a July comparable store sales decline in the mid-to-low single digits.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 20 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, surplus, and graphic T's as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 705 AE stores in 48 states and the District of Columbia, 59 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding July sales and second quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our second quarter sales and financial plans may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857